UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
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FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
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Date of Report (Date of earliest event reported): June 11, 2012
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Dell Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-17017 (Commission File Number)	74-2487834 (IRS Employer Identification No.)

One Dell Way, Round Rock, Texas 78682
(Address of principal executive offices)     (Zip Code)

Registrant’s telephone number, including area code:  (800) 289-3355

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 —	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  In connection with the adoption by the Board of Directors of Dell Inc. (“Dell”) of the dividend policy described in Item 8.01 of this report, on June 11, 2012, the Leadership Development and Compensation Committee of the Board (the “Committee”) approved amendments to each outstanding restricted stock unit award (“RSU”) and performance-based restricted stock unit award (“PBU”) granted by Dell to its employees and directors under Dell’s 2002 long-term incentive plan.  The amendments to the awards provide that if Dell pays a cash dividend on its common stock, each holder of RSUs or PBUs will be entitled to receive a dollar amount equal to the per-share cash dividend paid by Dell, multiplied by the total number of shares issued upon the vesting of the stock units.  The amounts that a holder of stock units is entitled to receive, which are cumulative to the extent that multiple cash dividends are paid, are referred to as “dividend equivalents.”

Any dividend equivalents credited to either an RSU or PBU award will be subject to the same vesting, payment and other terms and conditions as the related stock units.  Accordingly, no holder of a PBU will receive any dividend equivalent payments with respect to that award unless the PBU vests and is paid out following the achievement of the specified performance goals.  In addition, any employee who forfeits either RSUs or PBUs upon termination of employment also will forfeit the right to receive payment of any dividend equivalents accumulated with respect to those stock units.  Accumulated dividend equivalents will be paid in cash upon delivery of the shares underlying the relevant RSUs and PBUs.

The stock unit awards subject to the amendments include awards held by Dell’s currently serving named executive officers.  As of the date of this report, Michael S. Dell, Chairman and Chief Executive Officer, held no RSUs, Brian T. Gladden, Senior Vice President and Chief Financial Officer, held RSUs for 219,895 shares, Stephen J. Felice, President, Chief Commercial Officer, held RSUs for 231,903 shares, and Stephen F. Schuckenbrock, President, Services, held RSUs for 312,642 shares.  Each of these officers also held PBUs for a number of shares that will be fixed upon the vesting of such awards and based on performance.  Although the final numbers of these PBUs will reflect actual performance outcomes, assuming the target performance metrics are achieved, Mr. Dell held PBUs for 1,058,974 shares, Mr. Gladden held PBUs for 407,365 shares, Mr. Felice held PBUs for 464,199 shares and Mr. Schuckenbrock held PBUs for 457,079 shares.

The Committee determined that the amendments were appropriate in light of the Board’s adoption of the dividend policy.  As stock units are not outstanding shares of common stock and thus would not otherwise be entitled to participate in any dividends paid by the company, the crediting of dividend equivalents is intended to preserve the equity-based incentives intended by Dell when the awards were granted and to treat the award holders consistently with stockholders.

The information provided in Item 8.01 of this report on Form 8-K is incorporated by reference in this Item 5.02.

Item 7.01 —	Regulation FD Disclosure.

On June 12, 2012, Dell issued a press release announcing the matters reported in Item 8.01 of this report.  A copy of the press release is furnished as Exhibit 99.1 to this report and incorporated by reference in this Item 7.01.

In accordance with General Instruction B.2 to Form 8-K, the information contained in this Item 7.01 of this current report, and in Exhibit 99.1 hereto, is being “furnished” with the Securities and Exchange Commission and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities under such section.  Furthermore, such information shall not be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, unless specifically identified as being incorporated therein by reference.

Item 8.01 —	Other Events.

On June 12, 2012, Dell announced that its Board of Directors adopted a dividend policy under which the company intends to pay a quarterly cash dividend on its common stock beginning in the third quarter of the current fiscal year. Dell expects the initial dividend rate to be $0.32 per share per year, or $0.08 per share quarterly. Dell’s third fiscal quarter ends on November 2, 2012.

The cash dividend policy and the declaration and payment of each quarterly cash dividend will be subject to the Board’s continuing determination that the policy and the declaration of dividends thereunder are in the best interests of Dell’s stockholders and are in compliance with applicable law.  Dell’s Board retains the power to modify, suspend or cancel its dividend policy in any manner and at any time that it may deem necessary or appropriate in the future.

The Board did not declare a dividend in connection with its adoption of the dividend policy.

Item 9.01 —	Financial Statements and Exhibits.

Dell herewith furnishes the following document as an exhibit to this report:

(d)  Exhibits

Exhibit Number	Description
99.1	Press Release Issued by Dell Inc., dated June 12, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELL INC.

Date:	June 12, 2012	By:	/s/ Janet B. Wright
Janet B. Wright,
Vice President and Assistant Secretary
(Duly Authorized Officer)

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release Issued by Dell Inc., dated June 12, 2012